UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2013

WELLS CORE OFFICE INCOME REIT, INC.
(Exact name of registrant specified in its charter)

Maryland	000-54248	26-0500668
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

6200 The Corners Parkway
Norcross, Georgia 30092-3365
(Address of principal executive offices)

Registrant's telephone number, including area code: (770) 449-7800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Share Redemption Program Amendment

On August 22, 2013, the board of directors of Wells Core Office Income REIT, Inc. (the “Registrant”) amended and restated the Registrant's share redemption program (the “Amended SRP”), effective immediately. The Amended SRP provides that, for the period from August 22, 2013 through August 22, 2014, the Registrant will not redeem shares of its common stock on any day to the extent that such redemptions would cause the amount of Ordinary Redemptions (defined below) during the 12-month period ending on such day to exceed 70% of the net proceeds from the sale of shares of the Registrant's common stock pursuant to its distribution reinvestment plan during the same 12-month period.  An Ordinary Redemption is any redemption of shares that is not sought within two years of a stockholder's death or qualifying disability or in connection with a stockholder (or a stockholder's spouse) qualifying for federal assistance for confinement to a long-term care facility.  For Ordinary Redemptions requested after August 22, 2014, the Registrant will not redeem shares of its common stock on any day to the extent that such redemptions would cause the amount of Ordinary Redemptions during the 12-month period ending on such day to exceed 50% of the net proceeds from sales pursuant to the distribution reinvestment plan during the same 12-month period.  The other terms of the share redemption program remain unchanged by the Amended SRP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS CORE OFFICE INCOME REIT, INC.

Dated: August 27, 2013	By:	/s/ Brian M. Davis
Brian M. Davis
Senior Vice President, Chief Financial Officer and Principal Financial Officer